Exhibit 99.1

PHH Corporation Announces First Quarter 2016 Results

1Q16 Highlights:

•                  Net loss attributable to PHH Corporation of $30 million or $0.56 per basic share, which includes $18 million of pre-tax notable items and a $10 million pre-tax unfavorable market-related fair value adjustment to our mortgage servicing rights (MSRs), net of derivatives related to MSRs.

•                  Ended 1Q16 with $937 million of Cash and cash equivalents, $770 million of MSRs, $1.3 billion of Total PHH Corporation equity and Tangible book value per share of $23.66.

•                  Mortgage applications and Total Closings totaled $12.3 billion and $8.0 billion, respectively, representing a 19% and 15% decrease from $15.2 billion and $9.4 billion in 1Q15, respectively.  Interest rate lock commitments (“IRLCs”) expected to close totaled $1.2 billion, a 45% decrease from $2.1 billion in 1Q15, while total loan margin decreased 20 bps to 295 bps.

•                  The unpaid principal balance of our Total Servicing Portfolio increased to $233 billion or 4% compared to March 31, 2015, as a 21% increase in the subserviced portfolio was partially offset by a 12% decrease in the capitalized portfolio.

•                  Continuing to evaluate strategic options and pursuing certain preliminary business actions to enhance shareholder value.

Mount Laurel, NJ - May 4, 2016 - PHH Corporation (NYSE: PHH) (“PHH” or the “Company”) today announced financial results for the quarter ended March 31, 2016.  For the quarter ended March 31, 2016, the Company reported Net loss attributable to PHH Corporation of $30 million or $0.56 per basic share.  For the quarter ended March 31, 2016, core loss (after-tax)* and core loss per share*, which exclude a $10 million pre-tax unfavorable market-related mortgage servicing rights (“MSR”) fair value adjustment, net of derivative gains related to MSRs, were $24 million and $0.45, respectively.

Glen A. Messina, president and CEO of PHH Corporation, said, “Our first quarter financial results are consistent with our prior guidance of a core loss before notable items due to seasonally weak closing volume, seasonal expense variances, and the expected timing for the realization of the full run rate re-engineering benefits in the second quarter of 2016.  We are making solid progress in our strategic review process.  We have decided to suspend our inorganic growth initiatives as we reassess our previously communicated scale objectives.  In addition, we have decided to evaluate all options to substantially reduce our owned MSR investment.  While we are committed to returning excess capital to our shareholders, we are evaluating multiple contractual, debt and tax complexities to ensure the sequence and timing of actions we may take will not limit our objective of maximizing shareholder value.  As a result, we have decided not to take any capital actions including share repurchases at this time.”

Messina added, “Over the next three months, we believe we will make substantial progress towards completing our strategic and capital review process.  During this time, we intend to take the necessary actions to drive organic growth through our most profitable channels, manage operational capacity and fixed costs as necessary, and preserve our balance sheet.  We will continue to provide material updates on our progress as appropriate.”

Summary Consolidated Results

	Three Months Ended March 31,
(In millions, except per share data)	2016	2015
Net revenues	$157	$261
(Loss) income before income taxes	(49)	31
Net (loss) income attributable to PHH Corporation	(30)	21

Basic (loss) earnings per share attributable to PHH Corporation	$(0.56)	$0.40
Diluted (loss) earnings per share attributable to PHH Corporation	(0.56)	0.34

Weighted-average common shares outstanding
Basic shares	53.703	51.173
Diluted shares	53.703	60.556

Non-GAAP Results*
Core loss (pre-tax)	$(39)	$(36)
Core loss (after-tax)	(24)	(20)

Core loss per share	$(0.45)	$(0.38)

Adjusted cash flow	$54	$8

Notable items in each respective period included the following:

	Three Months Ended March 31,
	2016		2015
	Pre-Tax	Post-Tax	Pre-Tax	Post-Tax
	$	Per Share	$	Per Share
Legal and regulatory reserves	$(4)	$(0.05)	$—	$—
Re-engineering and growth investments	(11)	(0.12)	(9)	(0.10)
Severance	(1)	(0.01)	—	—
Loss on sale of existing MSRs	(2)	(0.02)	—	—
Market-related MSR fair value adjustment, net of related derivatives	(10)	(0.11)	65	0.78

In addition to the notable items presented above, our results for the three months ended March 31, 2015 include $8 million of expenses associated with the sale and separation of our Fleet business, net of transition services revenue.

* Non-GAAP Financial Measures

Core earnings or loss (pre-tax), core earnings or loss (after-tax), core earnings or loss per share, and adjusted cash flow are financial measures that are not in accordance with U.S. generally accepted accounting principles (GAAP).  See the “Note Regarding Non-GAAP Financial Measures” below for a detailed description and reconciliation of such Non-GAAP financial measures to their most directly comparable GAAP financial measures, as required by Regulation G.

Mortgage Production

Segment Results

Mortgage Production segment loss in the first quarter of 2016 was $26 million, compared to a segment loss of $21 million in the fourth quarter of 2015 and a segment loss of $19 million in the first quarter of 2015.  The $5 million unfavorable change in segment results for the first quarter of 2016 compared to the fourth quarter of 2015 was due to a $13 million decrease in Net revenues that was partially offset by a $5 million decrease in Total expenses.  The decline in Total revenues was due to a $13 million decrease in Gain on loans held for sale, net driven by an 18% decrease in loans sold.  The $5 million decrease in expenses was primarily driven by the decline in total applications and closings.

The $7 million unfavorable change in segment results in the first quarter of 2016 compared to the first quarter of 2015 was due to a $24 million decrease in Net revenue primarily driven by a reduction in closing volume and a 20 bps reduction in total loan margins.  The decline in revenue was partially offset by a reduction in Total expenses of $15 million which was primarily driven by a $7 million decrease in Commissions and an $8 million decrease in Loan origination expenses which were a result of the lower overall closing and application volumes in the first quarter of 2016.

Statistics

Total first quarter 2016 mortgage closings were $8.0 billion, down 10% from the fourth quarter of 2015 and down 15% from the first quarter of 2015.  The decrease in total closings compared to the fourth quarter of 2015 was primarily attributable to seasonal declines in our purchase volume.  The decrease in total closings compared to the first quarter of 2015 was primarily driven by the strong refinancing demand in the first quarter of 2015 due to the relative interest rate environment.

Fee-based closings as a percentage of total closings continued to remain high in the first quarter of 2016, representing 75% of the total closings, an increase from 67% of total closings in the first quarter of 2015.

IRLCs expected to close of $1.2 billion in the first quarter of 2016 remained consistent with the fourth quarter of 2015 but decreased by 45% from the first quarter of 2015.  Total loan margin on IRLCs expected to close for the first quarter of 2016 was 295 bps, a 10 bps decrease from the fourth quarter of 2015 and a 20 bps decrease from the first quarter of 2015.

Mortgage Servicing

Segment Results

Mortgage Servicing segment loss in the first quarter of 2016 was $21 million, compared to a segment loss of $65 million in the fourth quarter of 2015 and a segment profit of $57 million in the first quarter of 2015.  The $44 million favorable change in segment results for the first quarter of 2016 compared to the fourth quarter of 2015 was primarily a result of a favorable change in the fair value of MSRs, net of related derivatives, of $42 million.  The unfavorable change in segment results of $78 million compared to the first quarter of 2015 is a result of net revenues decreasing to $44 million, down $77 million, or 64%, primarily driven by an unfavorable change in our MSR market-related fair value adjustments, net of derivatives and a decline in Loan servicing income.

Total expenses remained relatively consistent for the first quarter of 2016 compared to the fourth quarter of 2015 and the first quarter of 2015.  Our segment results for the first quarter of 2016 include $5 million of legal and regulatory provisions as we continue to increase reserves for legal and regulatory matters.  This increase was offset by a decline in Foreclosure and repossession expenses resulting from our actions to rebalance the servicing portfolio, resulting in lower delinquent servicing costs.

Statistics

At March 31, 2016, the unpaid principal balance (“UPB”) of our capitalized servicing portfolio was $96.1 billion, down 3% from December 31, 2015, and 12% from March 31, 2015.  Our capitalized servicing portfolio continues to decline as payoffs, curtailments and sales have exceeded additions from new loan production.  During the first quarter of 2016, we continued to execute on our MSR flow sale arrangements for which we retain the right to subservice the underlying loans.

At March 31, 2016, the UPB of our total loan servicing portfolio was $233.3 billion, which has marginally improved from both December 31, 2015 and March 31, 2015.  Activity in our total loan servicing portfolio since the end of 2015 reflects an increase in our subservicing UPB driven by the addition of a subservicing portfolio with $8 billion in UPB during the first quarter of 2016 that was partially offset by the declines in our capitalized servicing portfolio.

Mortgage Servicing Rights

At March 31, 2016, the book value of our MSR was $770 million, representing an 80 bps capitalized servicing rate.  The MSR book value and capitalized servicing rate at December 31, 2015 was $880 million and 89 bps of the capitalized loan servicing portfolio.  The MSR book value at March 31, 2015 was $986 million, representing a 91 bps capitalized servicing rate.  During the first quarter of 2016, there was a $95 million decrease from market-related fair value adjustments, a $26 million decrease related to prepayments and the receipt of recurring cash flows and a $2 million decrease from MSR sales that was partially offset by $13 million in MSR book value that was added from loans sold.

Liquidity and Capital Update

Liquidity at March 31, 2016 included $867 million in unrestricted Cash and cash equivalents, excluding cash held in variable interest entities.  As of March 31, 2016, we had $615 million total principal of unsecured debt outstanding with our next maturity date in September 2019.

In January 2016, we paid $23 million to retire 1,508,772 shares to complete $100 million of share repurchases that started in November 2015.  We have authorizations from our Board of Directors to repurchase up to an additional $150 million through December 31, 2016.  We have not completed our strategic and capital review process, and we believe it is important to retain maximum financial flexibility to ensure that we can pursue all available options to maximize value for our shareholders.  As a result, we have decided not to take any capital actions at this time including share repurchases.

Conference Call/Webcast

The Company will host a conference call at 10:00 a.m. (Eastern Time) on Thursday, May 5, 2016, to discuss its first quarter 2016 results. All interested parties are welcome to participate. An investor presentation with an appendix of supplemental schedules will accompany the conference call and be available by visiting the Investor Relations page of PHH’s website at www.phh.com on Thursday, May 5, 2016, prior to the start of the conference call.

You can access the conference call by dialing (888) 211-7384 or (913) 312-6690 and using the conference ID 8744673 approximately 10 minutes prior to the call. The conference call will also be webcast, which can be accessed from the Investor Relations page of PHH’s website at www.phh.com under webcasts and presentations.

A replay will be available beginning shortly after the end of the call through May 20, 2016, by accessing https://jsp.premiereglobal.com/websrvp and using conference ID 8744673, or by visiting the Investor Relations page of PHH’s website at www.phh.com.

About PHH Corporation

Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading provider of end-to-end mortgage solutions through its subsidiary, PHH Mortgage.  Its outsourcing model and proven expertise, combined with a strong commitment to operational excellence and customer service, has enabled PHH Mortgage to become one of the largest non-bank originators and servicers of residential mortgages in the United States.  PHH Mortgage provides mortgage solutions for the real estate market and financial institutions, and offers home financing directly to consumers.  For additional information, please visit www.phh.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Generally, forward looking-statements are not based on historical facts but instead represent only our current beliefs regarding future events.  All forward-looking statements are, by their nature, subject to risks, uncertainties and other factors that could cause actual results, performance or achievements to differ materially from those expressed or implied in such forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.  Such statements may be identified by words such as “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could.”

You should understand that forward-looking statements are not guarantees of performance or results and are preliminary in nature. You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our periodic reports filed with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, in connection with any forward-looking statements that may be made by us or our businesses generally. Such periodic reports are available in the “Investors” section of our website at http://www.phh.com and are also available at http://www.sec.gov.  Except for our ongoing obligations to disclose material information under the federal securities laws, applicable stock exchange listing standards and unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements or to report the occurrence or non-occurrence of anticipated or unanticipated events.

Contact Information:

Investors	Media
Hugo Arias	Dico Akseraylian
hugo.arias@phh.com	dico.akseraylian@phh.com
856-917-0108	856-917-0066

PHH CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Three Months Ended March 31,
	2016	2015
REVENUES
Origination and other loan fees	$61	$58
Gain on loans held for sale, net	48	82
Net loan servicing income:
Loan servicing income	91	104
Change in fair value of mortgage servicing rights	(121)	(26)
Net derivative gain related to mortgage servicing rights	85	53
Net loan servicing income	55	131
Net interest expense:
Interest income	9	9
Secured interest expense	(8)	(9)
Unsecured interest expense	(10)	(17)
Net interest expense	(9)	(17)
Other income	2	7
Net revenues	157	261

EXPENSES
Salaries and related expenses	90	87
Commissions	12	19
Loan origination expenses	16	24
Foreclosure and repossession expenses	7	15
Professional and third-party service fees	39	42
Technology equipment and software expenses	10	10
Occupancy and other office expenses	13	12
Depreciation and amortization	4	5
Other operating expenses	15	16
Total expenses	206	230
(Loss) income before income taxes	(49)	31
Income tax (benefit) expense	(19)	8
Net (loss) income	(30)	23
Less: net income attributable to noncontrolling interest	—	2
Net (loss) income attributable to PHH Corporation	$(30)	$21

Basic (loss) earnings per share attributable to PHH Corporation	$(0.56)	$0.40
Diluted (loss) earnings per share attributable to PHH Corporation	$(0.56)	$0.34

PHH CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	March 31, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$937	$906
Restricted cash	53	47
Mortgage loans held for sale	724	743
Accounts receivable, net	72	81
Servicing advances, net	666	691
Mortgage servicing rights	770	880
Property and equipment, net	52	47
Other assets	176	247
Total assets	$3,450	$3,642

LIABILITIES
Accounts payable and accrued expenses	$182	$251
Subservicing advance liabilities	316	314
Debt	1,310	1,348
Deferred taxes	145	182
Loan repurchase and indemnification liability	56	62
Other liabilities	145	137
Total liabilities	2,154	2,294
Commitments and contingencies

Total PHH Corporation stockholders’ equity	1,266	1,318
Noncontrolling interest	30	30
Total equity	1,296	1,348
Total liabilities and equity	$3,450	$3,642

Segment Results

	First Quarter 2016				First Quarter 2015
(In millions)	Mortgage Production	Mortgage Servicing	Other	Total PHH Corporation	Total PHH Corporation
Origination and other loan fees	$61	$—	$—	$61	$58
Gain on loans held for sale, net	48	—	—	48	82
Loan servicing income	—	91	—	91	104
MSR fair value adjustments:
Prepayments and receipts of recurring cash flows	—	(26)	—	(26)	(38)
Market-related	—	(95)	—	(95)	12
Net derivative gain related to MSRs	—	85	—	85	53
Net interest expense:
Interest income	7	2	—	9	9
Secured interest expense	(5)	(3)	—	(8)	(9)
Unsecured interest expense	—	(10)	—	(10)	(17)
Other income	2	—	—	2	7
Net revenues	113	44	—	157	261

Salaries and related expenses	57	18	15	90	87
Commissions	12	—	—	12	19
Loan origination expenses	16	—	—	16	24
Foreclosure and repossession expenses	—	7	—	7	15
Professional and third-party service fees	5	9	25	39	42
Technology equipment and software expenses	1	4	5	10	10
Occupancy and other office expenses	7	5	1	13	12
Depreciation and amortization	2	1	1	4	5
Other operating expenses:
Repurchase and foreclosure-related charges	—	(2)	—	(2)	2
Legal and regulatory reserves	—	5	—	5	—
Overhead Allocation - IT	21	9	(30)	—	—
Overhead Allocation - Other	13	5	(18)	—	—
Other	5	4	3	12	14
Total expenses	139	65	2	206	230
(Loss) income before income taxes	(26)	(21)	(2)	$(49)	$31
Less: net income attributable to noncontrolling interest	—	—	—
Segment loss	$(26)	$(21)	$(2)

Mortgage Production Segment

	Three Months Ended March 31,
($ In millions)	2016	2015	Change
Closings:
Saleable to investors	$1,988	$3,102	(36)%
Fee-based	5,967	6,250	(5)%
Total	$7,955	$9,352	(15)%

Purchase	$3,374	$3,816	(12)%
Refinance	4,581	5,536	(17)%
Total	$7,955	$9,352	(15)%

Retail - PLS	$6,353	$7,047	(10)%
Retail - Real Estate	1,341	2,019	(34)%
Total retail	7,694	9,066	(15)%
Wholesale/correspondent	261	286	(9)%
Total	$7,955	$9,352	(15)%

Retail - PLS (units)	11,689	13,625	(14)%
Retail - Real Estate (units)	4,968	7,608	(35)%
Total retail (units)	16,657	21,233	(22)%
Wholesale/correspondent (units)	1,011	1,307	(23)%
Total (units)	17,668	22,540	(22)%

Applications:
Saleable to investors	$3,312	$5,368	(38)%
Fee-based	8,991	9,808	(8)%
Total	$12,303	$15,176	(19)%

Retail - PLS	$9,708	$11,430	(15)%
Retail - Real Estate	2,077	3,142	(34)%
Total retail	11,785	14,572	(19)%
Wholesale/correspondent	518	604	(14)%
Total	$12,303	$15,176	(19)%

Retail - PLS (units)	16,563	21,926	(24)%
Retail - Real Estate (units)	7,553	11,706	(35)%
Total retail (units)	24,116	33,632	(28)%
Wholesale/correspondent (units)	1,946	2,582	(25)%
Total (units)	26,062	36,214	(28)%

Other:
IRLCs expected to close	$1,168	$2,135	(45)%
Total loan margin on IRLCs (in basis points)	295	315	(6)%
Loans sold	$2,163	$2,964	(27)%

Mortgage Production Segment (continued)

	Three Months Ended March 31,
(in millions)	2016	2015	Change
Segment Results:
Origination and other loan fees	$61	$58	5%
Gain on loans held for sale, net	48	82	(41)%
Net interest income (expense):
Interest income	7	9	(22)%
Secured interest expense	(5)	(6)	(17)%
Unsecured interest expense	—	(8)	(100)%
Net interest income (expense)	2	(5)	n/m
Other income	2	2	—%
Net revenues	113	137	(18)%

Salaries and related expenses	57	55	4%
Commissions	12	19	(37)%
Loan origination expenses	16	24	(33)%
Professional and third-party service fees	5	7	(29)%
Technology equipment and software expenses	1	1	—%
Occupancy and other office expenses	7	7	—%
Depreciation and amortization	2	3	(33)%
Other operating expenses	39	38	3%
Total expenses	139	154	(10)%
Loss before income taxes	(26)	(17)	53%
Less: net income attributable to noncontrolling interest	—	2	(100)%
Segment loss	$(26)	$(19)	37%

n/m  – Not Meaningful

Mortgage Servicing Segment

	March 31,
($ in millions)	2016	2015	Change
Total Loan Servicing Portfolio:
Unpaid Principal Balance	$233,340	$224,194	4%

Number of loans in owned portfolio (units)	628,104	697,090	(10)%
Number of subserviced loans (units)	486,549	426,538	14%
Total number of loans serviced (units)	1,114,653	1,123,628	(1)%

Capitalized Servicing Portfolio:
Unpaid Principal Balance	$96,116	$108,792	(12)%
Capitalized servicing rate	0.80%	0.91%	(12)%
Capitalized servicing multiple	2.8	3.2	(13)%
Weighted-average servicing fee (in basis points)	29	29	—%

	Three Months Ended March 31,
	2016	2015	Change
Total Loan Servicing Portfolio:
Average Portfolio UPB	$229,970	$225,591	2%

Capitalized Servicing Portfolio:
Average Portfolio UPB	$97,647	$110,823	(12)%
Payoffs and principal curtailments	3,955	4,579	(14)%
Sales	272	1,228	(78)%

	March 31, 2016		December 31, 2015
	Number of Loans	Unpaid Balance	Number of Loans	Unpaid Balance
Delinquency - Total Servicing Portfolio(1)
30 days	1.89%	1.39%	2.22%	1.55%
60 days	0.31	0.22	0.44	0.30
90 or more days	0.64	0.48	0.82	0.62
Total	2.84%	2.09%	3.48%	2.47%

Foreclosure/real estate owned(2)	1.67%	1.42%	1.74%	1.51%

(1)         Represents portfolio delinquencies as a percentage of the total number of loans and the total unpaid balance of the portfolio.

(2)         As of March 31, 2016 and December 31, 2015, the total servicing portfolio included 15,130 and 15,487 of loans in foreclosure with an unpaid principal balance of $2.9 billion and $3.0 billion, respectively.

Mortgage Servicing Segment  (continued)

	Three Months Ended March 31,
($ in millions)	2016	2015	Change
Segment Results:
Net loan servicing income	$55	$131	(58)%
Net interest expense	(11)	(12)	(8)%
Other income	—	2	(100)%
Net revenues	44	121	(64)%

Salaries and related expenses	18	16	13%
Foreclosure and repossession expenses	7	15	(53)%
Professional and third-party service fees	9	7	29%
Technology equipment and software expenses	4	4	—%
Occupancy and other office expenses	5	4	25%
Depreciation and amortization	1	—	n/m
Other operating expenses	21	18	17%
Total expenses	65	64	2%
Segment (loss) profit	$(21)	$57	n/m

n/m  – Not Meaningful

Debt and Borrowing Arrangements

	March 31, 2016			December 31, 2015
(in millions)	Balance	Interest Rate(1)	Available Capacity(2)	Balance

Committed warehouse facilities	$602	2.5%	$998	$632
Uncommitted warehouse facilities	—	—	2,925	—
Servicing advance facility	102	2.3%	53	111

Term notes due in 2019(3)	272	7.375%	n/a	271
Term notes due in 2021(3)	334	6.375%	n/a	334
Unsecured debt	606			605
Total	$1,310			$1,348

(1)         Interest rate shown represents the stated interest rate of outstanding borrowings, which may differ from the effective rate due to the amortization of premiums, discounts and issuance costs.  Warehouse facilities and the servicing advance facility are variable-rate.  Rate shown for warehouse facilities represents the weighted-average rate of current outstanding borrowings.

(2)         Capacity is dependent upon maintaining compliance with, or obtaining waivers of, the terms, conditions and covenants of the respective agreements, including asset-eligibility requirements.

(3)         Deferred issuance costs were reclassified from prior presentation in Other assets to a reduction in Unsecured debt.

* NOTE REGARDING NON-GAAP FINANCIAL MEASURES

Core earnings or loss (pre-tax and after-tax), core earnings or loss per share, and adjusted cash flow, are financial measures that are not in accordance with GAAP.  See Non-GAAP Reconciliations below for a reconciliation of these measures to the most directly comparable GAAP financial measures as required by Regulation G.

These Non-GAAP measures are used in managing certain aspects of the Company’s business.  For example, management’s reviews of results incorporate Non-GAAP measures and certain of the Company’s debt agreements contain covenants calculated using a measure similar to the calculations of the Non-GAAP measures.  The Company has also designed certain management incentives based upon the achievement of targets related to Non-GAAP measures. The Company believes that these Non-GAAP Financial Measures can be useful to investors because they provide a means by which investors can evaluate the Company’s underlying key drivers and operating performance of the business, exclusive of certain adjustments and activities that investors may consider to be unrelated to the underlying economic performance of the business for a given period.

The Company also believes that any meaningful analysis of the Company’s financial performance by investors requires an understanding of the factors that drive the Company’s underlying operating performance which can be obscured by significant unrealized changes in value of the Company’s mortgage servicing rights, as well as any gain or loss on derivatives that are intended to offset market-related fair value adjustments on the Company’s mortgage servicing rights and other significant infrequent charges or gains that are not part of our principal business operations and are not consistent with our historical and normal operating performance.

The Company believes these Non-GAAP measures provide useful information to investors that is supplementary to our results in accordance with GAAP; however, there are inherent limitations to these measures and they should not be viewed as a substitute for our results in accordance with GAAP as measurements of the Company’s financial performance.

Core earnings or loss (pre-tax and after-tax) and core earnings or loss per share

Core earnings or loss (after-tax) and core earnings or loss per share involves differences from Net income or loss attributable to PHH Corporation and Basic earnings or loss per share attributable to PHH Corporation computed in accordance with GAAP.

Core earnings or loss (pre-tax and after-tax) and core earnings or loss per share measure the Company’s financial performance excluding unrealized changes in fair value of the Company’s mortgage servicing rights that are based upon projections of expected future cash flows and prepayments as well as realized and unrealized changes in the fair value of derivatives that are intended to offset changes in the fair value of mortgage servicing rights.  The changes in fair value of mortgage servicing rights and related derivatives are highly sensitive to changes in interest rates and are dependent upon the level of current and projected interest rates at the end of each reporting period.

Adjusted cash flow

Adjusted cash flow measures the Company’s Net increase or decrease in cash and cash equivalents for a given period excluding changes resulting from the issuance or repurchase of equity or the issuance or repayment of unsecured or other debt by PHH Corporation.

The Company believes that Adjusted cash flow is a useful measure for investors because the measure may assist investors in determining the amount of cash and cash equivalents generated from business activities during a period that is available to repay unsecured debt or distribute to holders of the Company’s equity.  Adjusted cash flow can be generated through a combination of earnings, more efficient utilization of asset-backed funding facilities, or an improved working capital position and can vary significantly between periods based upon a variety of potential factors including, but not limited to, timing related to cash collateral postings, mortgage origination volumes and loan margins.

NON-GAAP RECONCILIATIONS - CORE EARNINGS

(In millions, except per share data)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	Three Months Ended March 31,
	2016	2015
(Loss) income before income taxes - as reported	$(49)	$31
Less: net income attributable to noncontrolling interest	—	2
Segment (loss) profit	(49)	29
Market-related fair value adjustments (1)	95	(12)
Net derivative gain related to MSRs	(85)	(53)
Core loss (pre-tax)	$(39)	$(36)

Net (loss) income attributable to PHH Corporation - as reported	$(30)	$21
Market-related fair value adjustments (1)(2)	58	(8)
Net derivative gain related to MSRs, net of taxes(2)	(52)	(33)
Core loss (after-tax)	$(24)	$(20)

Basic (loss) earnings per share attributable to PHH Corporation - as reported	$(0.56)	$0.40
Market-related fair value adjustments, net of taxes (1)(3)	1.08	(0.15)
Net derivative gain related to MSRs, net of taxes(3)	(0.97)	(0.63)
Core loss per share	$(0.45)	$(0.38)

(1)         Represents the Change in fair value of MSRs due to changes in market inputs and assumptions used in the valuation model.

(2)         An incremental effective tax rate of 39% was applied to arrive at the net of taxes amounts.

(3)         Basic weighted-average shares outstanding of 53.703 million and 51.173 million for the three months ended March 31, 2016 and 2015, respectively, were used to calculate per share amounts.

NON-GAAP RECONCILIATIONS - CORE EARNINGS BY SEGMENT

(In millions)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	Three Months Ended March 31, 2016
	Mortgage Production Segment	Mortgage Servicing Segment	Other
Segment loss	$(26)	$(21)	$(2)
Market-related fair value adjustments(1)	—	95	—
Net derivative gain related to MSRs	—	(85)	—
Core loss	$(26)	$(11)	$(2)

	Three Months Ended March 31, 2015
	Mortgage Production Segment	Mortgage Servicing Segment	Other
Segment (loss) profit	$(19)	$57	$(9)
Market-related fair value adjustments(1)	—	(12)	—
Net derivative gain related to MSRs	—	(53)	—
Core loss	$(19)	$(8)	$(9)

(1)   Represents the Change in fair value of MSRs due to changes in market inputs and assumptions used in the valuation model.

NON-GAAP RECONCILIATIONS - ADJUSTED CASH FLOW

(In millions)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	Three Months Ended March 31,
	2016	2015
Net increase in Cash and cash equivalents - as reported	$31	$10
Adjustments:
Repurchase of Common stock	23	—
Issuances of Common stock	—	(2)
Adjusted Cash Flow	$54	$8